Exhibit 21.1

List of Subsidiaries

Compression Polymers Corp. (Delaware)

Vycom Corp. (Delaware)

CPCapitol Acquisition Corp. (Delaware)

CPH Sub I Corporation (Delaware)

CPH Sub II Corporation (Delaware)

CPC Sub I Corporation (Delaware)

VC Sub I Corporation (Delaware)

Santana Holdings Corp. (Delaware)

Santana Products, Inc. (Delaware)